Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account I: We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company of New York dated March 16, 2016 and on the financial statements of each Investment Division within JNLNY Separate Account I dated March 22, 2016, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Pre-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account I. /s/KPMG LLP Chicago, Illinois November 29, 2016